Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – February 12, 2007 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported fourth quarter net earnings of $569,000, or $0.30 per diluted share, down $41,000, or 6.72%, when compared with net earnings of $610,000, or $0.37 per diluted share, in the fourth quarter of 2005. The decrease in net earnings was primarily due to a $225,000 increase in the provision for loan losses between the periods as a result of higher loan originations during the fourth quarter of 2006 when compared to fourth quarter 2005.

For the year ended December 31, 2006, the Company’s net earnings amounted to $1.7 million, or $0.90 per diluted share. Compared to 2005, year to date net earnings slightly increased by $1,000, or 0.06%.

Chief Executive Officer, Paul C. Hudson stated, “The fourth quarter results when compared to the same period in the prior year provide further evidence that our retail strategy is working. In the fourth quarter, the Bank benefited from improvement in rate and volume. Net interest spread increased by 12 basis points and loan originations grew by 139%, which resulted in a $56,000 increase in net interest income before provision for loan losses.” Mr. Hudson added, “Comparing the year 2006 to 2005, net interest income was up $238,000 or 2.48% and net loans increased by $21.1 million or 9.32%, while deposits grew by $12.0 million or 5.73%.”

Fourth Quarter Results:

•	The net interest rate spread increased 12 basis points to 3.47% in the fourth quarter of 2006 from 3.35% in the fourth quarter of 2005;

•	Net interest income before provision for loan losses of $2.6 million in the fourth quarter of 2006 was up $56,000 from the fourth quarter of 2005, reflecting an improved net interest margin;

•	Loan originations, including purchases, were $30.4 million for the fourth quarter of 2006, compared with loan originations of $12.7 million for the fourth quarter of 2005;

•	Provision for loan losses for the fourth quarter of 2006 was up $225,000 from the fourth quarter of 2005;

•

Non-interest income in the fourth quarter of 2006 was down $39,000 from the fourth quarter of 2005, as the year-ago quarter included $87,000 of income related to ATM surcharge fees that were earned but not previously recognized;

•

Non-interest expense in the fourth quarter of 2006 was down $62,000 from the fourth quarter of 2005, primarily due to lower compensation and benefits expense and lower other expense, which were partially offset by higher professional services expense.

Net Interest Income

Net interest income before provision for loan losses of $2.6 million in the fourth quarter of 2006 was up $56,000, or 2.24%, from the fourth quarter a year ago. This increase reflected an improved net interest margin, which more than offset a $6.0 million, or 2.08%, decline in average interest-earning assets. Net interest margin improved 15 basis points to 3.62% in the fourth quarter of 2006 from 3.47% in the fourth quarter of 2005. The net interest rate spread improved 12 basis points to 3.47% in the fourth quarter of 2006 from 3.35% in the fourth quarter of 2005. The increase in the net interest rate spread between fourth quarters was primarily due to the increase in the overall yield of our loan portfolio resulting from origination of higher yielding loans partially offset by lower loan prepayment fees in the fourth quarter of 2006 compared to the same period in 2005. Loan prepayment fees, included as part of the yield on loans, totaled $9,000 during the fourth quarter of 2006 compared to $124,000 during the fourth quarter of 2005. The annualized yield on loans improved 67 basis points to 7.00% in the fourth quarter of 2006 from 6.33% for the same period in 2005. The increase in loan yield was partially offset by the increase in interest rates paid on deposits and borrowings. Higher interest rates paid on deposits and borrowings for the fourth quarter of 2006 compared to the fourth quarter of 2005 primarily reflects the 100 basis point increase in the federal funds rate between the periods. The annualized weighted average cost of deposits increased 64 basis points to 2.87% in the fourth quarter of 2006 compared to 2.23% for the same period in 2005. The increase was the result of the increase in short-term interest rates during 2006, maturities of lower costing time deposits and the change in the deposit mix toward higher costing time deposits. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) for the fourth quarter of 2006 was 4.13% compared to 4.10% for the fourth quarter of 2005.

For the year 2006, net interest income before provision for loan losses totaled $9.8 million, up $238,000, or 2.48%, from a year ago.

Provision for Loan Losses

During the fourth quarter of 2006, the provision for loan losses amounted to $210,000 compared to $15,000 of recovery a year ago. The $210,000 of loan loss provision was primarily due to increased loan originations/volume. The allowance for loan losses was $1.7 million, or 0.69% of total gross loans receivable at December 31, 2006, compared to $1.5 million, or 0.64% of total gross loans receivable at year-end 2005.

Non-Interest Income

Non-interest income totaled $293,000 in the fourth quarter of 2006, down $39,000, or 11.75%, from the fourth quarter a year ago. The decrease was primarily due to $87,000 of income related to ATM charges that were earned in prior periods but recognized in the fourth quarter of 2005. Partially offsetting this decrease was higher retail banking fees in the fourth quarter of 2006 as compared to same quarter in 2005. Retail banking fees totaled $216,000 in the fourth quarter of 2006 compared to $180,000 a year ago, an increase of $36,000, which was primarily attributable to rate increases in overdraft, non-sufficient fund, returned item and negative balance fees.

For the year 2006, non-interest income totaled $1.1 million, up $48,000, or 4.47%, from a year ago.

Non-Interest Expense

Non-interest expense totaled $1.9 million in the fourth quarter of 2006, down $62,000, or 3.12%, from the fourth quarter a year ago, primarily due to decreases in compensation and benefits expense and other expense. Compensation and benefits expense decreased $78,000 primarily due to reduced bonus expense, which was partially offset by higher salaries and related costs resulting from staff addition, adoption of SFAS No.123R and the Salary Continuation Plan for our Chief Executive Officer. Other expense decreased $60,000 as the year ago quarter included an $80,000 write-off related to ATM losses. Partially offsetting these decreases was higher professional services expense, as we hired consultants to help us with our deposit gathering initiative and niche marketing strategy.

For the year 2006, non-interest expense totaled $8.1 million, up $123,000, or 1.53%, from a year ago.

Income Taxes

The effective tax rate was 20.5% for the fourth quarter 2006 compared to 29.2% for the fourth quarter 2005. The current quarter’s income tax expense was reduced by $120,000 due to adjustments related to our deferred tax liabilities. The income tax expense for the year ago quarter was also positively impacted by $80,000 in tax adjustments related to our deferred tax liabilities.

The effective tax rate was 34.5% for the year 2006 compared to 36.6% for the year 2005.

Assets, Loan Originations and Deposits

At December 31, 2006, assets totaled $301.0 million, up $8.7 million, or 2.98%, from year-end 2005. Securities held to maturity decreased $9.6 million, or 21.11%, and cash and cash equivalents decreased $4.5 million, or 45.74%. The funds received from repayments of securities, along with the decrease in cash and cash equivalents, were redeployed into higher yielding loans and to repay $6.5 million of borrowings.

During 2006, net loans receivable increased $21.1 million, or 9.32%, as loan originations and loan purchases exceeded loan repayments and loan sales. Loan originations, including purchases, were $30.4 million for the fourth quarter and $76.6 million for the year ended December 31, 2006, compared with loan originations of $12.7 million for the fourth quarter of 2005 and $63.3 million for the prior year. Loan repayments totaled $11.2 million for the fourth quarter and $53.5 million for the year ended December 31, 2006, compared with loan repayments of $20.2 million and $69.0 million for the comparable periods in the prior year. Loan sales totaled $1.7 million for the quarter and year ended December 31, 2006 compared to $-0- and $3.1 million for the same periods in 2005.

Deposits totaled $221.5 million at December 31, 2006, up $12.0 million, or 5.73%, from year-end 2005. During 2006, core deposits (NOW, demand, money market and passbook accounts) decreased $1.6 million, while certificates of deposit increased $13.6 million. The deposit flows trend toward certificates of deposit as customers gained greater acceptance of market rates offered on time deposit accounts. At December 31, 2006, core deposits represented 45.11% of total deposits compared to 48.45% at December 31, 2005.

Since the end of 2005, FHLB borrowings decreased $6.5 million, or 11.55%, to $50.0 million at December 31, 2006, as a result of increased deposit levels and decreased cash and cash equivalents and maturities of securities held to maturities, which helped fund the growth in net loans receivable during 2006.

Asset Quality and Performance Ratios

The Company maintained its excellent asset quality with zero non-performing assets at December 31, 2006 compared to $35,000, or 0.02% of total gross loans at December 31, 2005.

The return on average equity decreased to 8.96% for the year 2006 from 10.50% in 2005. The issuance of Series C preferred stock during the second quarter of 2006 and the sale of 145,000 shares of the Company’s Common Stock to Cathay General Bancorp negatively impacted this ratio.

The return on average assets increased from 0.56% in 2005 to 0.58% in 2006 primarily due to the decline in average assets from $294.7 million in 2005 to $287.5 million in 2006.

The efficiency ratio improved slightly from 75.12% in 2005 to 74.28% in 2006, reflecting lower non-interest expenses compared to revenues for the year 2006 as compared to the year 2005.

At December 31, 2006, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31, 2006	December 31, 2005

ASSETS
Cash	$5,310	$5,386
Federal funds sold	—	4,400

Cash and cash equivalents	5,310	9,786
Securities held to maturity	35,793	45,369
Loans receivable, net of allowance of $1,730 and $1,455	247,657	226,542
Accrued interest receivable	1,476	1,241
Federal Home Loan Bank (FHLB) stock, at cost	2,490	3,332
Office properties and equipment, net	5,263	5,459
Other assets	3,006	565

Total assets	$300,995	$292,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$221,467	$209,464
Federal Home Loan Bank advances	49,985	56,513
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	588	559
Deferred income taxes	855	1,229
Other liabilities	2,075	1,752

Total liabilities	280,970	275,517

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at December 31, 2006 and 55,199 shares of Series A and 100,000 shares of Series B at December 31, 2005	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at December 31, 2006 and 1,868,942 shares at December 31, 2005; outstanding 1,637,415 shares at December 31, 2006 and 1,554,610 shares at December 31, 2005	20	19
Additional paid-in capital	12,829	10,296
Retained earnings-substantially restricted	12,169	10,842
Treasury stock-at cost, 376,527 shares at December 31, 2006 and 314,332 shares at December 31, 2005	(4,995)	(4,382)

Total stockholders’ equity	20,025	16,777

Total liabilities and stockholders’ equity	$300,995	$292,294

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2006	2005	2006	2005
Interest on loans receivable	$4,193	$3,642	$15,335	$14,106
Interest on mortgage-backed securities	387	486	1,693	1,621
Interest on investment securities	24	18	82	90
Other interest income	75	122	367	431

Total interest income	4,679	4,268	17,477	16,248

Interest on deposits	1,551	1,178	5,452	4,442
Interest on borrowings	570	588	2,191	2,210

Total interest expense	2,121	1,766	7,643	6,652

Net interest income before provision for loan losses	2,558	2,502	9,834	9,596
Provision for (recovery of) loan losses	210	(15)	280	35

Net interest income after provision for loan losses	2,348	2,517	9,554	9,561

Non-interest income:
Service charges	243	296	975	886
Gain on sale of loans held for sale	8	—	8	5
Gain on sale of securities	—	3	12	24
Other	42	33	128	160

Total non-interest income	293	332	1,123	1,075

Non-interest expense:
Compensation and benefits	984	1,062	4,639	4,587
Occupancy expense, net	290	293	1,200	1,156
Information services	169	157	654	621
Professional services	205	148	530	480
Office services and supplies	124	114	455	433
Other	153	213	661	739

Total non-interest expense	1,925	1,987	8,139	8,016

Earnings before income taxes	716	862	2,538	2,620
Income taxes	147	252	875	958

Net earnings	$569	$610	$1,663	$1,662

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$—	$—	$—	$(8)
Reclassification of realized net loss included in net earnings	—	—	—	20
Income tax effect	—	—	—	(5)

Other comprehensive income, net of tax	—	—	—	7

Comprehensive earnings	$569	$610	$1,663	$1,669

Net earnings	$569	$610	$1,663	$1,662
Dividends paid on preferred stock	(32)	(20)	(115)	(78)

Earnings available to common shareholders	$537	$590	$1,548	$1,584

Earnings per share-basic	$0.33	$0.38	$0.97	$1.04
Earnings per share-diluted	$0.30	$0.37	$0.90	$1.00
Dividends declared per share-common stock	$0.05	$0.05	$0.20	$0.20
Basic weighted average shares outstanding	1,628,024	1,543,150	1,591,364	1,522,539
Diluted weighted average shares outstanding	1,767,426	1,598,555	1,716,641	1,590,809

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2006	2005
Regulatory Capital Ratios:

Core Capital	7.95%	7.38%
Tangible Capital	7.95%	7.38%
Tier 1 Risk-Based Ratio	11.29%	11.47%
Total Risk-Based Capital	12.09%	12.23%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans	0.00%	0.02%

Non-performing assets as a percentage of total assets	0.00%	0.01%

Allowance for loan losses as a percentage of total gross loans	0.69%	0.64%

Allowance for loan losses as a percentage of non-performing loans	0.00%	4,157.14%

Allowance for losses as a percentage of non-performing assets	0.00%	4,157.14%

Non-performing assets:

Non-accrual loans	$—	$35

Total non-performing assets	$—	$35

	Three Months ended December 31,						Twelve Months ended December 31,
	2006			2005			2006	2005
Performance Ratios:

Return on average assets	0.78%	(A	)	0.82%	(A	)	0.58%	0.56%
Return on average equity	11.60%	(A	)	14.69%	(A	)	8.96%	10.50%
Average equity to average assets	6.70%			5.59%			6.46%	5.37%
Non-interest expense to average assets	2.63%	(A	)	2.67%	(A	)	2.83%	2.72%
Efficiency ratio (1)	67.52%			70.11%			74.28%	75.12%
Net interest rate spread (2)	3.47%	(A	)	3.35%	(A	)	3.38%	3.26%
Net interest rate margin (3)	3.62%	(A	)	3.47%	(A	)	3.52%	3.35%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2006	2005	2006	2005
Total assets	$300,995	$292,294	$300,995	$292,294
Total gross loans, including loans held for sale	$249,387	$227,997	$249,387	$227,997
Total equity	$20,025	$16,777	$20,025	$16,777
Average assets	$292,808	$297,256	$287,479	$294,667
Average loans	$239,710	$230,154	$230,676	$232,856
Average equity	$19,613	$16,605	$18,559	$15,833
Average interest-earning assets	$282,792	$288,804	$279,061	$286,171
Average interest-bearing liabilities	$269,243	$276,408	$265,107	$274,538
Net income	$569	$610	$1,663	$1,662
Total income	$2,851	$2,834	$10,957	$10,671
Non-interest expense	$1,925	$1,987	$8,139	$8,016
Efficiency ratio	67.52%	70.11%	74.28%	75.12%
Non-accrual loans	$—	$35	$—	$35
REO, net	$—	$—	$—	$—
ALLL	$1,730	$1,455	$1,730	$1,455
REO-Allowance	$—	$—	$—	$—
Interest income	$4,679	$4,268	$17,477	$16,248
Interest expense	$2,121	$1,766	$7,643	$6,652
Net interest income	$2,558	$2,502	$9,834	$9,596